TEMPUR-PEDIC FILES PATENT INFRINGEMENT SUIT

LEXINGTON, KY, June 10, 2009 – Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced that two of its subsidiaries, Tempur-Pedic Management, Inc. and Tempur-Pedic North America, LLC (collectively “Tempur-Pedic”), have filed a lawsuit against companies who they believe are violating their patent protecting the proprietary design and construction of Tempur-Pedic’s mattresses. The lawsuit, which was filed today in the U.S. District Court for the Western District of Virginia, outlines patent infringement claims against each of the defendant companies.

On March 24, 2009, the United States Patent and Trademark Office issued Patent Number 7,507,468, titled “Laminated Visco-Elastic Support,” to Tempur-Pedic. This patent is directed to a variety of mattress constructions utilizing layers of visco-elastic and other foam materials. The patent grants Tempur-Pedic exclusive rights to make, use and sell products incorporating the inventions claimed in the ‘468 patent.

“Tempur-Pedic is committed to making significant investments to enhance the performance and durability of our products.  As part of our long-standing investment strategy, we work diligently to protect our proprietary technologies and we will vigorously defend our intellectual property from infringement,” said Matt Clift, Tempur-Pedic Executive Vice President of Global Operations, head of Tempur-Pedic’s Advanced Technology and Manufacturing Group.

The companies named in the suit are Anatomic Global Inc., Bragada Inc., Carpenter Co., Classic Sleep Products, Inc., Englander Sleep Products, LLC, Essentia U.S.A., LLC, IR Specialty Foam, LLC, Jeffco Fibres, Inc., Sealy Corporation, Serta Inc., Serta Restokraft Mattress Co., Sleep Products, Inc., Simmons Bedding Company, Spirit Sleep Products, LLC, The Simmons Manufacturing Co., LLC, WCW, Inc., and World Sleep Products, Inc.

The patent and lawsuit referred to above are not related to the formulation of proprietary TEMPUR® material.

About the Company
Tempur-Pedic International Inc. (NYSE:  TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR® pressure-relieving material. It is the worldwide leader in premium and specialty sleep. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company’s products are currently sold in over 70 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

Contact:
Barry Hytinen
Vice President
800-805-3635